Exhibit 4(i)

MERIT LIFE INSURANCE CO.

In this document the Merit Life Insurance Co. is referred to as “We”, “Our” or “Us”. We refer to the person or entity that owns this Contract as “You” or “Your”. Starting on page 3, We provide definitions for many of the terms We use in this document. We capitalize those terms. We are a stock company. Our home office is located at [211 East 7th Street, Suite 620, Austin, Texas 78701]. We can be reached by phone at [833-637-4854]. For customer service Our e-mail address [meritsupport@meritlifegroup.com]. If You wish to learn more about Us, Our website is found at [www.meritlifegroup.com]. Our administrative offices are located at [2 Corporate Drive, Suite 760, Shelton, Connecticut 06484].

Individual Fixed Contingent Deferred Annuity Contract

Summary of Benefits: We guarantee income for life. We do so by protecting against the loss of income which is taken as withdrawals from Your Account. That occurs if the value of the Account is reduced to zero as defined by the conditions specified in this Contract (the Covered Event occurs). Should that occur, We pay the Benefit Amount. The Benefit Amount in the Income Year the Covered Event Occurs is the Income Amount at the time the Covered Event happens minus any withdrawals in that Income Year. In subsequent Income Years, the Benefit Amount We pay each Income Year for the Annuitant’s lifetime equals the Income Amount in effect when the Covered Event happens. On the Exercise Date, We determine the initial Income Amount. We determine the initial Income Amount by applying a guaranteed income percentage shown in the Schedule to the Income Base as of the Exercise Date. On that Exercise Date, the Income Base is the higher of the then value of the Account or the Account’s value on this Contract’s Issue Date, adjusted by any Eligible Contributions or Excess Withdrawals. Eligible Contributions and Excess Withdrawals result in adjustments to the Income Base and, as a result, to the Income Amount. If this summary conflicts with the description of benefits within, the description within controls.

THIS CONTRACT HAS NO CASH VALUE, NO SURRENDER VALUE, DOES NOT PAY DIVIDENDS NOR INTEREST AND DOES NOT PROVIDE A DEATH BENEFIT. We do not guarantee the investment performance of Your Account. This Contract is effective upon issuance. PLEASE READ THIS LEGAL CONTRACT BETWEEN YOU AND US CAREFULLY. We only pay the benefits this Contract provides if both: (a) You comply with the terms set out in this document; and (b) Your Financial Firm complies with the agreement between Us and that Financial Firm (or any successor Financial Firm). YOU HAVE THE RIGHT FOR ANY REASON TO CANCEL AND RETURN THIS CONTRACT WITHIN 30 DAYS AFTER YOU RECEIVE IT. If You do, We will return any amounts that were paid for it. You may return it by delivering or mailing it to Our administrative office at the address noted above.

Non- Participating                Individual Fixed Contingent Deferred Annuity Contract

Signed for Merit Life Insurance Co.

Secretary	President

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Table of Contents

SCHEDULE	[4	]
DEFINITIONS	[5	]
BENEFIT	[7	]
OWNERSHIP	[9	]
FINANCIAL FIRM	[9	]
GENERAL PROVISIONS	[11	]

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SCHEDULE

OWNER: [CUSTODIAL IRA FOR THE BENEFIT OF JOHN DOE]

ANNUITANT: [JOHN DOE]

ANNUITANT’S BIRTHDATE: [JANUARY 1, 1954]

FINANCIAL FIRM AT ISSUE: [RESPONSIBLE ADVISORS, INC.]

ACCOUNT NUMBER AT FINANCIAL FIRM: [987654321]

INITIAL ACCOUNT VALUE: [$100,000]

CONTRACT NUMBER: [TX5G200000001]

ISSUE DATE: [JANUARY 1, 2020]

JURISDICTION OF ISSUE:        [Texas]

DEPARTMENT OF INSURANCE PHONE NUMBER: [800-252-3439]

GUARANTEED INCOME PERCENTAGE: [5%]

CUMULATIVE CONTRIBUTION LIMIT: [$ 10,000,000.00]

VESTING PERIOD: [UNTIL THE LATER OF 2 YEARS OR THE ANNUITANT’S 65TH BIRTHDAY]

FEE: [0.55% PER YEAR OF THE ACCOUNT VALUE]

PAYMENT PROCESSING FEE (FOR OTHER THAN ELECTRONIC PAYMENTS): [$20.00]

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DEFINITIONS

Account: Your account at Your Financial Firm in relation to which We provide the coverage under this Contract.

Annuitant: The person upon whose continued life We make payments should a Covered Event occur.

Benefit Amount: The Benefit Amount is the amount We pay the Annuitant once the Covered Event has occurred.

Code: The Internal Revenue Code of 1986, as amended.

Contract: The agreement between You and Us, embodied in this document, that We issue and which provides the terms of the protection We provide.

Covered Event: This is the date the value of Your Account becomes zero for reasons other than an Excess Withdrawal.

Cure Period: The period allowed to remedy a breach in the investment guidelines and risk profiles. We agree to this period with Your Financial Firm. Such period may be as long as 30 days, but may be less.

Eligible Contribution: A contribution made into Your Account after the Issue Date for which the Vesting Period for that contribution has passed. The Vesting Period is shown in Schedule.

Excess Withdrawal: There are two types of Excess Withdrawals. The first is any withdrawal during the Vesting Period. The second is any amount withdrawn on or after the end of the Vesting Period that exceeds the Income Amount for the then current Income Year. Excess Withdrawals reduce Your subsequent Income Amount proportionately in the manner We describe in this Contract.

Exercise Date: The date of Your first withdrawal after the Vesting Period .

Fee: The amount You owe Us for this coverage. The Fee is shown in the Schedule.

Financial Firm: An entity We approve for holding Your Account.

Income Amount: A value We calculate as of the Exercise Date. We determine the Income Amount initially by applying the guaranteed income percentage shown in the Schedule to the Income Base. Subsequently, We increase the Income Amount due to Eligible Contributions to Your Account or decrease the Income Amount due to Excess Withdrawals. If the Covered Event occurs, Your Benefit Amount equals Your then current Income Amount.

Income Base: A value We use to determine Your Income Amount. It is the greater of the Account’s value on the Exercise Date or the Account’s value on the Issue Date adjusted by any Eligible Contributions and any Excess Withdrawals

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Income Year: The one-year period measured from the Exercise Date or any anniversary of the Exercise Date.

Issue Date: The date We issue this Contract and initiate its protection.

Vesting Period: The Vesting Period is shown in the Schedule. There is a Vesting Period for this Contract and for any contribution to Your Account after the Issue Date. As to any contribution to Your Account after the Issue Date, the Vesting Period is measured from the date of that contribution to Your Account. As to this Contract, it is the period measured from the Issue Date.

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BENEFIT

We guarantee to provide ongoing payments for the Annuitant’s life if a Covered Event occurs. That happens if and when the value of Your Account goes to zero for reasons other than an Excess Withdrawal. We will provide such payments if this Contract is then in effect, if there is no legal impediment at such time for Our providing the payments, and You have provided Us with the information We need to make such payments.

We may require proof that the Annuitant is alive from time-to-time. We may pursue recovery of any amounts paid after the Annuitant’s death from You or the Annuitant’s estate.

We make these payments to an account for the benefit of the Annuitant.

We do not guarantee the investment performance of Your Account.

Benefit if the Covered Event Occurs

As of the date of the Covered Event, We begin payments of the Benefit Amount each Income Year for the Annuitant’s lifetime. In the Income Year the Covered Event occurs the Benefit Amount is the Income Amount at the time of the Covered Event minus any withdrawals in that Income Year. In subsequent Income Years, the Benefit Amount We pay each Income Year for the Annuitant’s lifetime equals the Income Amount in effect when the Covered Event happens.

The annual Benefit Amount equals the Income Amount as of the date of the Covered Event. We may make payments periodically, but not less frequently than annually.

Income Amount

The Income Amount is determined by applying the guaranteed income percentage shown in the Schedule to the then current Income Base.

You are not required to take the Income Amount in any Income Year. Any portion of the Income Amount You do not take in an Income Year remains in Your Account and does not increase the Income Amount in subsequent Income Years.

The Income Amount is the guaranteed amount You may withdraw in each Income Year without reducing future benefits. We determine the initial Income Amount on the Exercise Date.

Income Base

We determine the Income Base. It is the higher of (a) or (b), where:

(a) is the value of Your Account on this Contract’s Issue Date plus any Eligible Contributions and less the proportional impact of Excess Withdrawals; or

(b) is the value of Your Account on the Exercise Date reduced by the value of any contributions to Your Account that have not yet vested and less the impact of any Excess Withdrawals.

Excess Withdrawals

Any withdrawal during the Vesting Period is an Excess Withdrawal.

Any amount withdrawn on or after the end of the Vesting Period that exceeds the Income Amount for the Income Year in which that withdrawal occurs is an Excess Withdrawal.

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Impact of Excess Withdrawals on the Income Base

An Excess Withdrawal reduces the Income Base by the ratio of the Excess Withdrawal to the value of Your Account as of the date of the Excess Withdrawal, after any other withdrawal taken on the same date.

Fee

The annual Fee is a percentage of the value of Your Account. This percentage is shown in the Schedule. The Fee is paid in arrears.

The Fee is withdrawn from Your Account quarterly. The Fee is due at the end of each quarter. We pro-rate the Fee due for the period between the Issue Date and the date the first Fee is assessed.

The amount of the Fee is not considered a withdrawal.

The percentage of Your Account that Your Financial Firm may reasonably assess against Your Account periodically for its services in relation to that Account is not considered a withdrawal.

No Fee is assessed once the Covered Event has occurred.

We have the right to recover from You or Your estate any accrued but unpaid Fees if this Contract terminates before the Covered Event.

Eligible Contributions

Contributions into Your Account after the Issue Date may increase Your Income Base, but only if they are Eligible Contributions. We treat contributions as Eligible Contributions when they have satisfied the Vesting Period shown in the Schedule.

Contribution Limit

We may limit the total value of Your Eligible Contributions. The limit equals Your Account Value on the Issue Date plus the value of all Eligible Contributions. The limit is shown in the Schedule.

Required Minimum Distributions

During an Income Year, You may withdraw from Your Account an amount to avoid a penalty under the Code’s provisions regarding required minimum distributions. The amount You withdraw may exceed Your Income Amount for that Income Year. We will not treat the amount which exceeds the Income Amount for the then current Income Year as an Excess Withdrawal to the extent that amount was needed to meet the required minimum distribution amount based solely on the value of Your Account.

Delivery of payments

After the Covered Event We deliver payments electronically to an account for the benefit of the Annuitant at the financial institution that You designate. We reserve the right to reduce each payment by the payment processing fee shown in the Schedule if an alternate form of delivery is elected.

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OWNERSHIP

This Contract may be owned by the Annuitant, or the Annuitant and her or his spouse. It also may be owned by a trust, custodial account or other non-individual acting as agent for the Annuitant or for the Annuitant and her or his spouse. The Contract must be owned by the same individual(s) or entity that owns Your Account at the Financial Firm. However, if the Contract is owned by an entity and the entity terminates, ownership rights transfer to the Annuitant.

Owners must meet Our requirements for owning a Contract. We may terminate this Contract as of the date Our requirements are no longer met.

Account Ownership

We issue this Contract in relation to Your Account. The Account number as of the Issue Date is shown in the Schedule. We may terminate this Contract as of the date You transfer, assign or, if the Account is not owned by an individual, change the beneficial owner of the Account. We may terminate this Contract if You do not inform Us within 30 days of a change to ownership or beneficial ownership designation of the Account.

FINANCIAL FIRM

We determine the Financial Firms where Accounts may be held. This Account is held as of the Issue Date at the Financial Firm shown in the Schedule.

We rely on the Financial Firm to maintain Your Account, and to do so in accordance with investment guidelines and risk parameters agreed to between the Financial Firm and Us. We may terminate this Contract if You or Your Financial Firm invests the assets in Your Account outside of such agreed upon investment guidelines and risk parameters, and You or Your Financial Firm does not remedy this breach within the Cure Period We and the Financial Firm have determined in Our agreement. Termination in that situation would be as of the end of the Cure Period.

We also rely on the Financial Firm to provide Us with information about Your Account that We need to administer Your Contract. We may terminate this Contract as of the date the Financial Firm fails to provide timely and accurate information about Your Account or properly assess and forward Our Fee in accordance with the agreement between the Financial Firm and Us.

Changing Your Financial Firm

This section addresses Your ability to continue Your Contract if You transfer Your Account to a different financial firm.

The provisions outlined below apply prior to any Covered Event and prior to the death of the Annuitant. In addition, these provisions apply prior to the date of any of occurrence which may lead Us to exercise Our right to terminate Your Contract or which otherwise leads to termination.

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If You transfer Your Account to a Financial Firm with which We have an agreement in relation to this type of Contract, You may continue Your Contract, subject to the conditions noted below. The transfer does not affect any of Your or Our rights and obligations under the Contract.

1.

The ownership and Annuitant designations of Your Contract as of the date You close Your Account at Your prior Financial Firm both must be the same on the date You open Your Account at Your new Financial Firm.

2.

We need to be informed by You or, on Your behalf, Your new Financial Firm, that You are electing to continue Your Contract in relation to the Account at the new Financial Firm. We must receive notice of Your election to do so on or before the date You close Your Account at Your Financial Firm. The opening of Your Account and Your election to continue the Contract at the new Financial Firm must be completed within thirty days of closing Your Account at Your prior Financial Firm.

3.	If You do wish Your Contract to continue after transferring Your Account to a new Financial Firm, You and Your Account must comply with the terms of Our agreement with Your new Financial Firm.

If the dollar value of Your Account as of the date You open Your Account at Your new Financial Firm differs from the dollar value of Your Account as of the date You close Your Account at Your prior Financial Firm, the following are the results:

a.

If the dollar value at the new Financial Firm is higher, We will treat the increase as a contribution to Your Account. A Vesting Period will apply to that contribution as it would to any other contribution to Your Account.

b.

If the dollar value at the new Financial Firm is lower, We will treat the decrease as a withdrawal. Such a withdrawal will have the same impact on Your Income Amount and Benefit Amount as any other withdrawal.

We cannot guarantee that at the time You wish to transfer Your Account We will have an agreement in effect regarding this type of Contract with any other financial firm, that any financial firm with which We have an agreement will be willing to have You as its client or which You find acceptable. If You transfer Your Account to a financial firm with which We do not have an agreement, We will terminate Your Contract as of the date Your Account is closed at Your prior Financial Firm.

A situation could arise, such as the termination of Our agreement with Your Financial Firm, where You would need to transfer Your Account to a different financial firm in order to continue Your Contract. We cannot guarantee that at such time We will have an agreement in effect regarding this type of Contract with any other financial firm, that any financial firm with which We have an agreement will be willing to have You as its client or which You find acceptable. Should continuation of Your Account at Your existing Financial Firm no longer be possible and a transfer of Your Account to a different financial firm not be acceptable to You or be possible, for whatever reason, We will terminate Your Contract as of the date Your Account is closed at Your Financial Firm.

Recovery of payment amounts

We reserve the right to recover from You and/or the Annuitant’s estate an amount equal to any overpayments We have made for any reason.

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GENERAL PROVISIONS

Age

We may require proof of the Annuitant’s age at any time.

Misstatement of Age

If the Annuitant’s age has been misstated: (a) We will adjust this Contract to what it would have been had We been provided the correct age as of the Issue Date; and (b) We will adjust any other provision as needed to conform to the facts.

Electronic Delivery of Documents

Wherever permitted and with Your written consent, We will provide this Contract and any reports from Us electronically; however, You may elect to receive paper documents and reports.

Termination

In addition to those circumstances in which termination of this Contract may occur noted in prior sections of this Contract, this Contract terminates as of the date of the Annuitant’s death.

Entire Contract

This Contract, the application for this protection and any endorsements and/or riders to this Contract constitute the entire agreement between You and Us.

Our Right to Amend this Contract

This Contract is intended to be treated as an annuity under the Code. Also, it is not intended to affect the treatment of Your Account under the Code. The provisions of this Contract are to be interpreted to maintain such treatments. If needed to maintain such treatments, We may amend this Contract. We will send You a copy of any such amendment. You must inform Us in a written form that provides Us with sufficient information to process Your refusal if You refuse to accept such amendment. Any such refusal may result in adverse tax consequences.

We also may amend this Contract to add or modify provisions required by any applicable state insurance department, legislation, judicial decree or regulatory order.

Any amendment to this Contract must be in writing and must be signed by Our President, Secretary or Vice President.

Non-Participating

Neither You nor the Annuitant share in Our profit or surplus.

Notice to Us

Any required notice to Us from You must be received at Our administrative office indicated on the first page of this Contract. We may accept written or electronic notice, which may be via the internet or over the telephone. Notices must meet Our applicable requirements.

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MERIT LIFE INSURANCE CO.

Non- Participating                Individual Fixed Contingent Deferred Annuity Contract

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